For Immediate Release

Colombia Energy Resources, Inc. Announces
Commencement of Metallurgical Coal Mining

SAN FRANCISCO, CALIFORNIA. December 7, 2011 – Colombia Energy Resources, Inc. (OTCBB: CERX.OB), (the “Company” or “CERX”) today announced the commencement of production at the Company controlled mining concessions named “Ruku”.

“We are very excited to be in production of metallurgical coal from Ruku, as this marks an important milestone for CERX,” stated Ron Stovash, CEO. “When we acquired the Ruku property, we intentionally took it out of production in order to make safety and productivity improvements. This work is on schedule to substantially increase the mine’s current production and significantly enhance the safety of the overall mining operation.”

The Ruku mine produces high quality, low volatility metallurgical coal with typical quality characteristics approximating 19% volatile matter, 6.5% ash, 4% moisture, <1% sulfur, and 14,000 BTUs.

“The Ruku Mine’s production rate at time of acquisition was approximately 16,000 tons per year,” stated Zygmunt Fuginski, the Company’s Head of Mining. “We intend to greatly exceed that level over time as we introduce newer mining techniques to the mine; in particular, Ruku is ideal for a semi-mechanized long wall mining process.”

CERX controls mining concessions in four distinct blocks that cover over 25,000 acres. It is the Company’s goal to bring the properties into production while acquiring other, synergistic properties. The metallurgical coal market in Colombia is highly fragmented among many small scale miners. CERX intends to be a leading consolidator in this market.

About Colombia Energy Resources, Inc.
Colombia Energy Resources, Inc. (OTCBB: CERX.OB) is exploring coal deposits and developing coal mines at Company controlled mining concessions along with developing coal coking operations, utilizing advanced technologies, in the Republic of Colombia. The Company currently controls mining concessions underlying 25,000 acres of land. The Republic of Colombia is the world's tenth largest producer and sixth largest exporter of coal. It also has the largest reserve base in South America with an estimated 7 billion metric tons ("MT") of recoverable reserves and 17 billion MT of potential reserves.

Colombia Energy Resources, Inc.
One Embarcadero Center
Suite 500
San Francisco, CA 94111
+1 415 460 1165

The Company is focused on metallurgical coal exploration and development activities. We plan to import international mining best practices and proven, advanced and environmentally-friendly coke processing technologies to Colombia as we become a leading consolidator in the Colombian metallurgical coal market. The Company's team of executives, advisors and partners is comprised of experienced entrepreneurs and business professionals in the U.S. and Colombia with a breadth of experience in coal mining and clean coal technologies as well as substantial industry relationships.

For more information, visit www.ColombiaEnergyResources.com

This release contains forward-looking statements regarding Colombia Energy Resources, Inc. future plans and expected performance based on assumptions the Company believes to be reasonable.  A number of risks and uncertainties could cause actual results to differ materially from these statements, including, without limitation, the success rate of business development efforts, exploration efforts and the timeliness of development activities, fluctuations in coal and energy prices, and other risk factors described from time to time in the Company’s reports filed with the SEC.  In addition, the Company operates in an industry sector where securities values are highly volatile and may be influenced by economic and other factors beyond the Company’s control. Colombia Energy Resources, Inc. undertakes no obligation to publicly update these forward-looking statements, whether as a result of new information, future events or otherwise.

Company Contact: Daniel Carlson
Email:  dcarlson@colombiaenergyresources.com
Telephone +1 (415) 460-1165

www.colombiaenergyresources.com

SOURCE: Colombia Energy Resources, Inc.